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                                                               EXHIBIT 2.4

                       STOCK PURCHASE AND SALE AGREEMENT


          THIS STOCK PURCHASE AND SALE AGREEMENT (the "Agreement") is made and entered into this 17th day of July, 1998, by and between INTEGRATED ORTHOPAEDICS, INC., a Texas corporation ("IOI"), and MERRITT ORTHOPAEDIC ASSOCIATES, P.C., a Connecticut professional corporation ("Merritt").

          WHEREAS, Merritt currently holds shares of IOI common stock, par value $.001 per share ("Common Stock"), which shares are subject to certain resale restrictions under the securities laws with respect to sales to third parties; and

          WHEREAS, Merritt has an opportunity to modify its relationship with Dr. Gerard J. Girasole, M.D. ("Girasole") whereby Girasole would become a shareholder of Merritt; and

          WHEREAS, by becoming a shareholder in Merritt, Girasole would appear to be manifesting an intent to practice with Merritt for an extended period which would likely exceed the term of his current employment contract with Merritt; and

          WHEREAS, a long-term relationship between Girasole and Merritt would likely benefit directly or indirectly, Merritt and IOI, as Merritt's manager; and

          WHEREAS, in order to modify its relationship on terms acceptable to Girasole, Merritt requires certain amounts of cash beyond its current liquidity levels; and

          WHEREAS, in order to provide liquidity for its transaction with Girasole, Merritt has requested that IOI acquire from Merritt certain shares of Common Stock;

          NOW, THEREFORE, in consideration of the mutual conditions, agreements, covenants and premises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:


                                   ARTICLE I
                          PURCHASE AND SALE OF STOCK

          1.01 SALE AND PURCHASE OF COMMON STOCK. Subject to the terms and conditions of this Agreement, at the Closing, Merritt will sell, transfer and assign to IOI, and IOI will purchase from Merritt the number of whole shares (rounded to the nearest whole number, the "Shares") of Common Stock equal to Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) divided by the Share Price (as defined below).
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          1.02 PURCHASE PRICE. The total purchase price to be paid by IOI to
Merritt for the Shares sold hereunder shall be Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the "Purchase Price"). The Purchase Price shall be paid by IOI to Merritt by wire transfer of immediately available funds.

          1.03 SHARE PRICE. As used in this Agreement, the term "Share Price" shall mean Five and 31/100 Dollars ($5.31).

          1.04 CLOSING. The transfer of the Shares by Merritt to IOI and the consummation of the other transactions contemplated hereby and the execution and delivery of documents required hereby (the "Closing") shall take place at the offices of IOI, 5858 Westheimer, Suite 500, Houston, Texas 77057, at or about 10:00 a.m., July 17, 1998, or at such other time and place as the parties hereto may otherwise agree to in writing, but in any event on or before July 31, 1998. The date of the Closing shall be referred to herein as the "Closing Date."

                                  ARTICLE II
             COVENANTS, REPRESENTATIONS AND WARRANTIES OF MERRITT

          Merritt covenants, represents and warrants to IOI as follows:

          2.01 ORGANIZATION. Merritt is a professional corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut, has all necessary corporate power to own its properties and to carry on its business as now owned and operated by it.

          2.02 AUTHORITY AND CONSENT. Merritt has all requisite right, power and authority to enter into, and perform its obligations under this Agreement. The execution and delivery of this Agreement by Merritt has been duly authorized by its board of directors in accordance with all applicable laws to which Merritt is subject. All consents and approvals required for Merritt to consummate the transactions contemplated by this Agreement have been obtained. Merritt has the full power and legal authority to execute and perform its obligations under this Agreement. The execution and delivery of this Agreement, consummation by Merritt of the transactions contemplated hereby and compliance by Merritt with any of the provisions hereof will not (i) conflict with or result in a breach or default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Merritt is a party or by which its properties or assets are bound, or any provision of its certificate of incorporation or by-laws, or (ii) violate any order writ, injunction, decree or statute or any rule or regulation applicable to Merritt or any properties or assets of Merritt.

          2.03 VALID AND BINDING OBLIGATION. This Agreement is a legal, valid and binding obligation of Merritt, enforceable in accordance with its terms (except that enforcement may be subject to any applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors' rights).

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          2.04 OWNERSHIP OF THE SHARES. Merritt is, and shall be, as of the
Closing Date, the owner, beneficially and of record, of the Shares. Merritt has good and marketable title to the Shares and has full power and authority to sell, assign and transfer, and at the Closing will sell, assign and transfer, the Shares to IOI, free and clear of all liens, encumbrances, security agreements, equities, options, calls, pledges, trusts, voting trusts and other shareholder agreements, assessments, covenants, reservations, commitments, claims, charges and restrictions or other liabilities or obligations of any kind or character.

          2.05 NO BROKER'S OR FINDER'S FEES. There is no agent's, broker's, finder's fee or commission payable in connection with the transaction contemplated hereby by virtue of or resulting from any action or agreement by Merritt. Merritt hereby agrees to indemnify IOI against any claim, demand, liability, loss, cost or expense (including court costs and attorneys' fees) on account of or in connection with any breach of the foregoing warranty.

                                  ARTICLE III
               COVENANTS, REPRESENTATIONS AND WARRANTIES OF IOI

          IOI covenants, represents and warrants to Merritt as follows:

          3.01 ORGANIZATION. IOI is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, has all necessary corporate power to own its properties and to carry on its business as now owned and operated by it.

          3.02 AUTHORITY AND CONSENT. IOI has all requisite right, power and authority to enter into, and perform its obligations under this Agreement. The execution and delivery of this Agreement by IOI has been duly authorized by its board of directors in accordance with all applicable laws to which IOI is subject. All consents and approvals required for IOI to consummate the transactions contemplated by this Agreement have been obtained. IOI has the full power and legal authority to execute and perform its obligations under this Agreement.

          3.03 VALID AND BINDING OBLIGATION. This Agreement is a legal, valid and binding obligation of IOI, enforceable in accordance with its terms (except that enforcement may be subject to any applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors' rights).

          3.04 NO BROKER'S OR FINDER'S FEES. There is no agent's, broker's, finder's fee or commission payable in connection with the transaction contemplated hereby by virtue of or resulting from any action or agreement by IOI. IOI hereby agrees to indemnify Merritt against any claim, demand, liability, loss, cost or expense (including court costs and attorneys' fees) on account of or in connection with any breach of the foregoing warranty.

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                                  ARTICLE IV
                   CONDITIONS PRECEDENT TO IOI'S PERFORMANCE

          All obligations of IOI hereunder are subject, at the option of IOI, to the fulfillment of each of the following conditions at or prior to the Closing, and Merritt shall use its best efforts to cause each such condition to be so fulfilled:

          4.01 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Merritt contained herein or in any certificate, schedule or other document delivered pursuant to the provisions hereof or in connection herewith shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made at the Closing Date.

          4.02 PERFORMANCE BY MERRITT. Merritt shall have executed and delivered all documents and performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                                   ARTICLE V
                 CONDITIONS PRECEDENT TO MERRITT'S PERFORMANCE

          All obligations of Merritt hereunder are subject, at the option of Merritt, to the fulfillment of each of the following conditions at or prior to the Closing, and IOI shall use its best efforts to cause each such condition to be so fulfilled:

          5.01 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of IOI contained herein or in any certificate, schedule or other document delivered pursuant to the provisions hereof or in connection herewith shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made at the Closing Date.

          5.02 PERFORMANCE BY IOI. IOI shall have executed and delivered all documents and performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                                  ARTICLE VI
                              CLOSING OBLIGATIONS

          6.01 CONTINGENT UPON SATISFACTION OF CONDITIONS PRECEDENT. The Closing is contingent upon the prior satisfaction by IOI and Merritt of the conditions recited in Articles IV and V hereof and the other conditions set forth herein.

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          6.02 MERRITT'S OBLIGATIONS. At the Closing, Merritt shall deliver to
IOI, the following:

     (a) certificates representing the Shares registered in the name of Merritt, duly endorsed by Merritt for transfer or accompanied by a stock power duly executed by Merritt; and

     (b) all other items required to be delivered hereunder or as may be requested by IOI which are necessary or would reasonably facilitate consummation of the transactions contemplated hereby.

          6.03 IOI'S OBLIGATIONS. At the Closing, IOI shall deliver to Merritt, the following:

     (a) the Purchase Price, by wire transfer of immediately available funds to an account designated by Merritt; and

     (b) all other items required to be delivered hereunder or as may be requested by Merritt which are necessary or would reasonably facilitate consummation of the transactions contemplated hereby.

                                  ARTICLE VII
                      MERRITT'S OBLIGATIONS AFTER CLOSING

          7.01 MERRITT'S INDEMNITY. Merritt shall indemnify and hold harmless IOI, its officers, directors, employees, agents and representatives, against and in respect of any and all claims, demands, losses, expenses (including reasonable attorneys' fees), obligations, amounts liabilities, damages, recoveries and deficiencies, including interest and penalties, that result or arise from any misrepresentation, breach of warranty or breach or nonfulfillment of any agreement or covenant on the part of Merritt contained in this Agreement or in any schedule, certificate, or other instrument delivered pursuant hereto or in connection herewith.

                                 ARTICLE VIII
                        IOI'S OBLIGATIONS AFTER CLOSING

          8.01 STOCK CERTIFICATES. IOI acknowledges that the number of shares of Common Stock represented by the IOI stock certificate to be delivered by Merritt at the Closing will likely exceed the number of the Shares. As such IOI agrees to use its reasonable efforts to have its transfer agent deliver to Merritt a certificate representing the balance of the shares of Common Stock owned by Merritt (the number of shares represented by the certificate delivered by Merritt at the Closing less the Shares) within fifteen (15) business days after the Closing.

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                                  ARTICLE IX
                                  TERMINATION

          9.01 MUTUAL CONSENT. This Agreement may be terminated at any time by the mutual consent of IOI and Merritt.

          9.02 FAILURE TO CLOSE. If Closing has not occurred on or before July 31, 1998, this Agreement may be terminated by either party hereto by written notice to the other party.

                                   ARTICLE X
                                 MISCELLANEOUS

          10.01 EXPENSES. Each of the parties hereto shall bear all expenses incurred by them in connection with this Agreement and in the consummation of the transactions provided for herein.

          10.02 SURVIVAL. All representations, warranties, covenants and agreements of the parties contained in this Agreement shall survive the Closing and remain effective.

          10.03 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns.

          10.04 TEXAS LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF TEXAS. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION ARISING HEREUNDER SHALL BE IN A COURT OF COMPETENT JURISDICTION IN HARRIS COUNTY, TEXAS.

          10.05 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto, and there are no agreements, understandings, restrictions, warranties or representations between the parties other than those set forth herein.

          10.06 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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          EXECUTED as of the date first written above.

"IOI"                                    "MERRITT"

INTEGRATED ORTHOPAEDICS, INC.             MERRITT ORTHOPAEDIC ASSOCIATES, P.C.

By: /S/ RONALD E. PIERCE                  By:  /S/ PATRICK J. CAROLAN, M.D.
   _____________________________              _________________________________
   Ronald E. Pierce,  President               Patrick J. Carolan,  M.D.,
                                              President

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